EXHIBIT 23.4
CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Registration Statement of Cole Credit Property Trust II, Inc. on Form S-11 our reports dated March 23, 2006, relating to the statements of revenues and certain operating expenses for the ST Crossville property, the MT Denver property, the MT Spring property and the MF Chandler property, our report dated June 23, 2006 relating to the statement of revenues and certain expenses for the WT Arnold property, our report dated September 23, 2006 relating to the statement of revenues and certain expenses for the GG O’Fallon property, and our report dated October 27, 2006 relating to the statement of revenue and certain expenses for the AM Peoria property (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), all appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche, LLP
Phoenix, Arizona
November 3, 2006